September 11, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS TO ACQUIRE GAS GATHERING, TREATING AND TRANSPORTATION ASSETS IN MICHIGAN FOR $145 MILLION

DENVER - DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) today announced it has entered into an agreement to purchase Michigan Pipeline & Processing, LLC (MPP), a privately held company engaged in natural gas gathering and treating services for natural gas produced from the Antrim Shale of northern Michigan and natural gas transportation within Michigan. The sellers are two privately held companies.

Under the terms of the acquisition, the Partnership will pay a purchase price of $145 million, subject to certain customary post-closing purchase price adjustments, plus up to an additional $15 million to the sellers depending on the earnings of the assets after a three-year period. The Partnership intends to pay for the acquisition with debt under its existing credit facility.

“This acquisition provides accretion and future growth opportunities for our unitholders,” said Mark Borer, president and CEO of the Partnership. “These assets have an attractive position in an active drilling area and provide opportunities to pursue additional service links in the midstream value chain. This acquisition allows us to further diversify our operations in a new geographic area while adding 100 percent fee-based revenues to our contract mix. We’re pleased to continue to execute our growth strategy to deliver value to our unitholders.”

The Partnership is purchasing 100 percent of MPP which owns five limited liability companies.

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MPP Antrim Gas, LLC owns and operates five natural gas treating plants all located at its South Chester Treating Complex in northern Michigan. The complex has natural gas throughput capacity of 330 million cubic feet per day (MMcf/d), with current throughput of approximately 225 MMcf/d. Antrim Shale natural gas production requires the removal of carbon dioxide in order to meet downstream gas pipeline quality specifications.

•	MPP Grands Lacs Holding, LLC owns and operates an approximately 150 mile gas gathering pipeline system that delivers gas to the South Chester Treating Complex.
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MPP Bay Area Pipeline, LLC owns an approximately 55 mile residue pipeline located in eastern Michigan and operated by Consumers Energy that delivers fuel gas under a long-term contract to a Consumers Energy power plant.

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MPP Jackson Pipeline, LLC owns a 75 percent interest in an approximately 25 mile pipeline located in southern Michigan and operated by Consumers Energy that connects several interstate and intrastate pipelines with Eaton Rapids Gas Storage System.

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MPP Litchfield Pipeline, LLC owns a 44 percent interest in an approximately 30 mile pipeline located in southern Michigan and operated by ANR Pipeline that facilitates receipts or deliveries between ANR Pipeline and Eaton Rapids Gas Storage System.

The Antrim Shale is one of the nation’s earliest shale plays, with production of over 2.5 TCF from 9,300 wells since the early 1990s. Between 300-400 wells are expected to be drilled each year in the Antrim Shale, with well lives averaging 25-30 years. The attractiveness of the Antrim Shale play drove significant recent acquisition activity by exploration and production companies who purchased reserves in anticipation of continued drilling in the area.

The acquisition is expected to close in October 2008, subject to the satisfaction of various closing conditions, including the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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